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                                                                   Exhibit 4.11


                  COLLATERAL ASSIGNMENT OF RIGHT TO PAYMENT
                  -----------------------------------------

     This COLLATERAL ASSIGNMENT OF RIGHT TO PAYMENT (the "Assignment") is made and entered into on the 12th day of February, 1996 by and between SPECIALTY CHEMICAL RESOURSES, INC., an Ohio corporation (the "Assignor") and NATIONAL
CITY BANK (the "Assignee").

                                 WITNESSETH:

     WHEREAS, Aerosol Systems, Inc., a Delaware corporation ("Aerosol") and Bank One of Akron entered into a certain Trust Agreement dated as of August 7, 1990 (the "Trust Agreement") so as to enable Aerosol to provide assurance that funds will be available when needed for closure and/or post-closure care of a certain facility as required pursuant to a Consent Order of Judge Campbell in case number CV-884-1014 in the Court of Common Pleas, Summit County, Ohio (the "Consent Order"); and

     WHEREAS, Assignor is successor by merger to Aerosol; and

     WHEREAS, Assignor has entered into certain financing arrangements with Assignee pursuant to the terms of a $750,000 Commercial Demand Note dated of even date herewith (as hereafter amended, the "Note"); and

     WHEREAS, as a condition to the closing of the transactions contemplated by the Note and as an inducement for Assignee to make the loan to Assignor contemplated thereby, Assignor has agreed to execute this Assignment.

     NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby expressly acknowledged, the parties hereto agree as follows:

     1. As security for the repayment of Assignor's Debt (as such term is defined in the Note) owed by Assignor to Assignee, Assignor hereby transfers, assigns and conveys unto Assignee, its successors and assigns, all of Assignor's right, title and interest in and to the payment of money under the Trust Agreement, which shall be deemed additional collateral for Assignor's Debt to Assignee. Assignor shall indemnify and hold Assignee harmless from and against any and all obligations, liabilities, costs, expenses (including reasonable attorneys fees and costs through appeals and collection proceedings) arising under or in any way connected with a breach of Assignor's obligations pursuant to the Trust Agreement, the remediation of contamination at the facility referenced in the Consent Order or otherwise arising out of Assignor's use or operation of such facility.

     2. Assignor shall keep Assignee informed in writing of all material circumstances bearing upon its rights, remedies and obligations under the Trust Agreement and the Consent Order.

     3. Assignor represents and warrants that (a) it has not previously assigned its right to payment pursuant to the Trust Agreement or any interest therein, for security or otherwise, (b) it has full right and authority to assign its right to payment pursuant to the Trust Agreement and, to the knowledge of Assignor, there exists no circumstance which would prevent this Assignment from being valid and

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binding in all respects, (c) the fund established pursuant to the Trust
Agreement (the "Fund") currently contains approximately $825,000, (d) Assignor incurred approximately $780,000 in expenses in remediating contamination at the facility referenced in the Consent Order, which expenses have not yet been reimbursed to Assignor from any party and (e) to the best of Assignor's knowledge, its expenses in remediating contamination at the facility referenced in the Consent Order will be reimbursed from the Fund upon authorization from the State of Ohio Environmental Protection Agency (the "Ohio EPA") and Assignor knows of no reason the Ohio EPA would not authorize the reimbursement of such expenses.

     4. This Assignment shall continue to be effective until all of the Assignor's Debt to Assignee is paid and discharged in full and the Note terminated.

     5. This Assignment shall be construed in accordance with the laws of the State of Ohio.

     IN WITNESS WHEREOF, the parties have caused this Assignment to be executed as of the date first above written.

NATIONAL CITY BANK                 SPECIALTY CHEMICAL RESOURCES

By: /s/ Martin J. McCormick        By: /s/ Edwin M. Roth
   -------------------------          -----------------------------
Printed Name: Martin J. McCormick  Printed Name: Edwin M. Roth
             --------------------               ------------------------
Title: Assistant Vice President    Title: President
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